SECURITIES AND EXCHANGE COMMISSION


                          WASHINGTON, D.C. 20549


                                 FORM 8-K

                             CURRENT REPORT
                 PURSUANT TO SECTION 13 OR 15(d) OF THE
                    SECURITIES EXCHANGE ACT OF 1934


   Date of report (Date of earliest event reported):  April 16, 1994







                           GRUMMAN CORPORATION
          (Exact name of registrant as specified in its charter)

    New York                     1-3024                  11-0844750
   (State of             (Commission File Number)       (IRS Employer
 Incorporation)                                      Identification No.)

                           1111 Stewart Avenue
                  Bethpage, Long Island, New York 11714
                 (Address of Principal Executive Offices)




  Registrant's telephone number, including area code:  (516) 575-0574


                             Not Applicable
     (Former name or former address, if changed since last report)



                                FORM 8-K
                             CURRENT REPORT
                 PURSUANT TO SECTION 13 OR 15(d) OF THE
                    SECURITIES EXCHANGE ACT OF 1934


Item 1.  Changes in Control of Registrant.

    Grumman Corporation, the registrant herein (the "Company"), is a corporation organized under the laws of the State of New York.

    On March 14, 1994, Northrop Corporation, a Delaware corporation ("Northrop") and Northrop Acquisition, Inc., a Delaware corporation and a wholly-owned subsidiary of Northrop ("Acquisition") filed a Tender Offer Statement on Schedule 14D-1 with the Securities and Exchange Commission, commencing a tender offer for the purchase of all outstanding shares of the Common Stock of the Company, Par Value $1.00 per share (the "Shares"), at a purchase price of $60.00 per Share net cash to the seller.

    On April 3, 1994, the Company entered into an Agreement and Plan of Merger, dated as of April 3, 1994 (the "Merger Agreement"), among Northrop, Acquisition and the Company, providing for the acquisition of all of the Shares by Acquisition at a purchase price of $62.00 per Share net cash to the seller. Pursuant to the Merger Agreement, Northrop and Acquisition modified their previous tender offer so as to increase the purchase price from $60.00 to $62.00 per Share, net cash to the seller (such tender offer, as so modified, being hereinafter referred to as the "Offer").

    The Merger Agreement was filed as Exhibit (c)(18) to Amendment No. 4, dated April 4, 1994, to the Company's Solicitation/Recommendation Statement on Schedule 14D-9 dated March 24, 1994, as amended, with respect to the Offer. Such Schedule 14D-9, as amended (the "Company
Schedule 14D-9"), is incorporated herein by reference.

    On April 16, 1994, Acquisition accepted for purchase all Shares validly tendered pursuant to the Offer. On April 18, 1994, Northrop announced that, as of that time, a total of 32,766,109 Shares had been tendered, representing approximately 93.4% of all outstanding Shares of Common Stock of the Company.

    The purchase of such Shares, by Acquisition, resulted in Northrop acquiring control of the Company as of April 16, 1994. Control was acquired from the public holders of Shares of Common Stock of the Company. As a result of the purchase of such Shares, and in accordance with the Merger Agreement, the following actions were taken by the Board of Directors of the Company (the "Board") on April 19, 1994:

          (i) Ten out of eleven members of the Board resigned as directors of the Company, effective that date (all directors other than Dr. Renso L. Caporali, who resigned as Chairman of the Board of the Company, but continues to serve as a member of the Board);

         (ii) Eight new members, designated by Northrop, were elected to the Board, and

        (iii) the size of the Board was reduced from eleven members to nine.



    The Merger Agreement provides that upon completion of the Offer, and subject to certain terms and conditions contained therein, Acquisition will be merged with and into the Company, with the Company continuing as the surviving corporation. As a result of such merger (the "Merger"), the Company will become a wholly-owned subsidiary of Northrop. At the effective time of the Merger, each outstanding Share (other than Shares held by the Company's treasury or by any of the Company's subsidiaries, Shares owned by Northrop or any of its subsidiaries and those Shares owned by shareholders who properly exercised their dissenters' rights under New York law) will be converted into a right to receive $62.00 in cash, without interest.

    The total amount of funds required by Acquisition to purchase all the outstanding Shares and to pay related fees and expenses in the Offer and the Merger is approximately $2.3 Billion. Northrop has obtained such funds from available cash and bank loans provided by a syndicate of financial institutions (the "Banks") for which Chase Manhattan Bank, N.A. ("Chase") and Chemical Bank are co-agents (the "Co-Agents") and Chase is administrative agent (the "Administrative Agent"). The $2.8 Billion bank credit facilities provided by the Banks (collectively, the "Credit Facilities") were, and will be, used to finance the Offer and the Merger, to pay related fees and expenses, to refinance existing bank debt of Northrop and (after the Merger) the Company and to provide working capital for Northrop and the Company.

    Northrop has agreed to pay a commitment fee of 0.25% of each Bank's unfunded term loan commitment, and a revolving credit facility fee to each Bank based on the total amount of its commitment to make revolving loans, based on a grid tied to Northrop's ratio of consolidated total debt to the sum of consolidated stockholders' equity plus total debt (the "Leverage Ratio"). Assuming that, after consummation of the Offer and the Merger, Northrop's Leverage Ratio is greater than 65%, the initial facility fee would be 0.25% per annum. Northrop has also agreed to pay syndication fees to the Co-Agents and certain of the expenses of the Banks and the Administrative Agent incurred in connection with the Credit Facilities.

    Set forth below is a summary description of the Credit Facilities. The summary description does not purport to be complete.

    The Credit Facilities consist of two facilities, a five-year $600 Million revolving credit facility and a five-year term loan up to $2.2 Billion. The term loan will amortize prior to maturity in equal quarterly installments of $100 Million, with a final payment of $220 Million on the maturity date. Prepayments are available and may be required in some circumstances. There will be no scheduled prepayments or reductions of availability of revolving loans prior to maturity.

    The Credit Facilities are guaranteed by Acquisition and secured by a pledge by Northrop of the capital stock of Acquisition.

    Loans under the Credit Facilities bear interest, at the option of Northrop, at either (i) a base rate equal to the higher of the rate announced from time to time by Chase as its prime commercial lending rate or the daily federal funds rate plus 0.50% or (ii) the London interbank offered rate ("LIBOR") (as adjusted for certain reserve requirements) for one-, two-, three-, six- and (subject to the lenders' consent) twelve-month periods plus an interest margin based on Northrop's Leverage Ratio. Assuming that, after the Offer and the Merger, Northrop's Leverage Ratio is greater than 65%, the initial margin for LIBOR term loans will be 0.75% per annum and the initial margin for LIBOR revolving credit loans will be 0.50% per annum. In addition, Northrop may request competitive bids from the Banks for short-term borrowings under the revolving facility.

     The documentation governing the Credit Facilities includes conditions precedent to the Banks' funding obligations, representations and warranties, funding and yield protection provisions, covenants, events of default and other provisions customary in financing transactions of this type. The covenants, among other things, limit Northrop's and its subsidiaries' ability to encumber or dispose of its assets or incur debt and contingent obligations or engage in further mergers and acquisitions, and impose a maximum Leverage Ratio, a minimum interest coverage ratio and a minimum stockholders' equity requirement. The covenants also include a limitation on the ability of Northrop to pay dividends on its capital stock or redeem or retire its stock.

    Item 5.  Other Events.

    Four putative class actions, styled as Croyden Associates, et al. v. Grumman Corp., et al., Allen M. Olender, et al. v. Grumman Corp., et al., Paul Gardner v. Grumman Corp., et al., and John Mezzasalma v. Grumman Corp., et al., respectively, have been filed in the Supreme Court of the State of New York, County of Nassau, on behalf of the Company's shareholders, alleging causes of action arising out of a prior proposed acquisition of the Company by Martin Marietta Corporation ("Martin") and (in certain of the actions) the proposed acquisition of the Company by Northrop. The defendants in each such action are the Company, its directors as of the date such action was filed, and Martin. In one of the actions, Goldman, Sachs & Co., the Company's financial advisor, is also named as a defendant. The four actions allege substantially similar causes of action or breaches of fiduciary duty against the Company and its directors, and allege that Martin aided and abetted those breaches of duty. The actions seek, inter alia, to enjoin a prior proposed acquisition of the Company by Martin on the grounds that the consideration to be paid is inadequate and unfair and that the Board has failed to maximize shareholder value. The four actions are described in the Company Schedule 14D-9.

    A fifth putative class action, styled as Dennis Fecci, et al. v . Grumman Corporation, et al., was filed in the United States District Court for the Southern District of New York, on behalf of the Company's shareholders, alleging claims arising out of a prior proposed acquisition of the Company by Martin and the proposed acquisition of the Company by Northrop. The defendants in this action are the Company, its directors at the time such action was filed, and Martin. This action alleges violations of Sections 10(b), 14(e) and 20(a) of the Securities Exchange Act of 1934, as amended, and alleges that the Company's March 8, 1994 Schedule 14D-9, filed in response to a tender offer by Martin, is materially false and misleading and that the individual defendants breached their fiduciary duties. The action seeks a declaration of class action status, monetary damages, and preliminary and permanent injunctive relief relating to shareholder communications, the proposed acquisition of the Company by Martin and any related transactions. This action is also described in the Company Schedule 14D-9.

    A sixth putative class action, styled as Ronald Goldstein v. Grumman Corp. and Renso L. Caporali, was filed in the United States District Court for the Eastern District of Pennsylvania, on behalf of those persons who sold Common Stock of the Company between the announcement on March 7, 1994 of an agreement between the Company and Martin with respect to the proposed acquisition of the Company by Martin, and the March 9, 1994 announcement that Northrop had expressed a serious interest in acquiring the Common Stock of the Company. The action asserts violations of Sections 10(b) and 20 of the Securities Exchange Act of 1934, and seeks a declaration of a class action status and monetary damages in an unstated amount.

    Outside counsel to the Company has advised the Company that it is aware of three additional complaints, all captioned in the Supreme Court of the State of New York, County of Nassau, which are similar to the Croyden Associates, Olender, Gardner and Mezzasalma actions noted above. The defendants named in each such complaint are the Company and its directors. As of April 29, 1994, outside counsel has advised that it is their understanding that service of the summons and complaint in these actions had not been effected on the Company or any of its directors, and that one of the actions had not been filed.

     Item 7.  Financial Statements, Pro Forma Financial Information and
Exhibits.

     The following exhibits are filed herewith or incorporated herein by reference, and are part of this Report:

Exhibit 99     Grumman Corporation, Solicitation/Recommendation
               Statement on Schedule 14D-9, dated March 24, 1994, as amended, with respect to the Tender Offer by Northrop Corporation.

                               SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

                                   GRUMMAN CORPORATION
                                   (Registrant)



Date:  May 2, 1994                 By  /s/ N. P. Busi
                                   Name:   N. P. Busi
                                   Title:  Vice President
                                           and Controller

                           INDEX TO EXHIBITS


Exhibit 99*    Grumman Corporation, Solicitation/Recommendation
               Statement on Schedule 14D-9, dated March 24, 1994, as amended, with respect to the Tender Offer by Northrop Corporation.

*Incorporated by reference.







































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